Exhibit 11.1




PAYLESS CASHWAYS, INC.

COMPUTATION OF PER SHARE LOSS
-----------------------------

(In thousands, except per share amounts)


                                                           Thirteen Weeks Ended                 Thirty-Nine Weeks Ended
                                                     ------------------------------          ----------------------------
                                                      August 30,        August 24,             August 30,      August 24,
                                                         1997             1996                    1997            1996
                                                     ------------      ------------          ------------      ----------

PRIMARY
-------

Net Loss                                             $   (65,402)      $   (22,878)          $   (86,766)      $ (24,635)
     Less:
         Preferred stock dividends                        (1,635)           (1,510)               (4,809)         (4,442)
                                                     ------------      ------------          ------------      ----------

Net loss available to common shareholders            $   (67,037)      $   (24,388)          $   (91,575)      $ (29,077)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,965 (1)        39,952 (1)            39,963 (1)      39,939 (1)
                                                     ------------      ------------          ------------      ----------


Net loss per common share                            $     (1.68)      $      (.61)          $     (2.29)      $    (.73)
                                                     ============      ============          ============      ==========



FULLY DILUTED
-------------

Net Loss                                             $   (65,402)      $   (22,878)          $   (86,766)      $ (24,635)
     Less:
         Preferred stock dividends                        (1,635)           (1,510)               (4,809)         (4,442)
                                                     ------------      ------------          ------------      ----------

Net loss available to common shareholders            $   (67,037)      $   (24,388)          $   (91,575)      $ (29,077)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,965 (1)        39,952 (1)            39,963 (1)      39,939 (1)
                                                     ------------      ------------          ------------      ----------


Net loss per common share                            $     (1.68)      $      (.61)          $     (2.29)      $    (.73)
                                                     ============      ============          ============      ==========







(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.